Exhibit (p)(6)

HILLIARD LYONS CODE OF ETHICS AND PROFESSIONAL STANDARDS

PREAMBLE

For more than 150 years, Hilliard Lyons has successfully provided high quality investment services to its clients, earning the respect, trust, and confidence of its clients, competitors, and other members of the community. The foundation of the success of this historic organization is built in large part upon our efforts in developing, maintaining, and enforcing the highest standards of ethical and business conduct in the industry. We apply these standards to our clients, prospective clients, employees, colleagues, and other participants in the business. We hold all of our employees to the standards set forth below. Any violations of these standards may subject employees to disciplinary action up to and including termination of employment.

This Code of Ethics and Professional Standards applies to employees of J.J.B. Hilliard, W.L. Lyons, LLC, Hilliard Lyons Capital Management, LLC, and Hilliard Lyons Trust Company, LLC (collectively “Hilliard Lyons” or “the Company”).

CODE OF ETHICS

You must adhere to the following principles:

•	Always place client interests, including trade orders, before your own interests and act with openness, integrity, honesty, and trust.

•	Disclose fully all known material facts and conflicts of interest to clients and prospective clients and avoid any appearance of impropriety.

•	Avoid conflicts of interest when engaging in personal investment transactions.

•

Avoid actions or activities that allow, or appear to allow, you to profit or benefit from your position with respect to clients, or that would otherwise bring into question your independence or judgment.

•	Allocate investment opportunities fairly and avoid favoring client accounts that may benefit you financially.

•	Where given the authority, vote proxies in the best interests of the client.

•	Ensure that investment advice is suitable in light of the client’s objectives, needs, financial circumstances, and risk tolerance.

•	Seek best execution of trades for client transactions.

•	Resolve all trade errors promptly and in a fair and impartial manner.

•	Engage only in those services for which you have the necessary knowledge, skills, and experience.

•	Act in a fiduciary capacity with respect to any advisory clients.

Adopted August 2008	1

SECURITIES LAWS AND INTERNAL POLICIES AND PROCEDURES

You must cooperate with the Compliance Department in achieving compliance with internal policies and procedures, federal securities laws, and state laws including, but not limited to, the following applicable rules and regulations:

•	Securities Act of 1933

•	Securities Exchange Act of 1934

•	Financial Industry Regulatory Authority (FINRA)/New York Stock Exchange (NYSE)

•	The Investment Advisers Act of 1940

•	The Investment Company Act of 1940

•	ERISA (Employee Retirement Income Security Act)

•	Kentucky Trust law

•	Anti-Money Laundering rules and regulations

•	Municipal Securities Rulemaking Board rules and regulations

•	Department of Labor rules and regulations

•	Internal Revenue Service rules and regulations (IRS)

•	National Futures Association rules and regulations (NFA)

•	State securities laws, where applicable

It is your responsibility to understand and comply with all laws, rules, and regulations applicable to your position at Hilliard Lyons.

PROFESSIONAL STANDARDS

Duties to Clients and Prospective Clients

Privacy/Safeguarding Confidential Information

You have an obligation to safeguard a client’s personal account information and to refrain from sharing this information with other employees and any persons outside of Hilliard Lyons, including third party vendors or regulators, unless these persons need this information in order to perform their job duties or as required by law. Non-essential documents should be appropriately discarded and destroyed. Any breaches of client confidentiality either inside or outside of Hilliard Lyons may result in immediate dismissal. Hilliard Lyons has taken several measures to ensure the protection of client information. Any breaches of client confidentiality should be immediately reported to the Compliance Department. For more details, please refer to Hilliard Lyons’ Privacy and Safeguarding and Disposal of Client Information Policies.

Protecting the Client’s Property

You are responsible for protecting client property that is entrusted with Hilliard Lyons. This obligation is fundamental to the success and reputation of Hilliard Lyons.

Adopted August 2008	2

Disclosure of Material Facts and Conflicts of Interest

You have a duty to disclose all known material facts and conflicts of interest to clients and prospective clients. You are required to provide clients and prospective clients with the appropriate Form ADV disclosure brochure. The disclosure brochure contains key facts related to the particular advisory product and to Hilliard Lyons’ advisory business.

Dealing with Conflicts of Interest

Personal Investments

Investment transactions for clients take priority over personal investment transactions for Hilliard Lyons’ employees or their family members. You have an obligation to put the interests of clients first. You are required to complete an annual report, which lists all of the accounts you hold at Hilliard Lyons and any accounts that you hold at other investment firms. Certain employees are required to provide this report on a quarterly basis. You are required to include in this report all accounts you hold as well as any accounts held by the your spouse, minor child, any immediate family member living in your household and/or financially dependent upon the you, and any individual’s account over which you have influence or control (aside from client accounts). If you open or close an account during the year, you are required to immediately notify the Compliance Department with the account information.

Unless the prior approval of the Compliance Department is obtained, all investment accounts must be held at Hilliard Lyons. If permission is granted to hold accounts outside of Hilliard Lyons, you must direct your outside firm to provide duplicate statements to the Compliance Department.

You may not engage in any private investment transaction directly with a client or invest in private placements without obtaining prior approval from your supervisor and the Compliance Department.

Certain employees are required to pre-clear their investment transactions with the Compliance Department by completing the Personal Investment Account Transaction Prior Notification Form (See Appendix III). Employees in the Research Department are required to pre-clear their investment transactions through a different process. In addition, certain employees are subject to blackout periods (i.e. required delays between the trading that occurs in client accounts and employee accounts).

The Company is required to monitor all personal investment transactions to ensure that employees are meeting these obligations.

You are required to review Appendix I at the end of this Code of Ethics for specific details as to the Company’s pre-clearance and reporting requirements regarding personal investment transactions.

Adopted August 2008	3

Insider Trading and Market Manipulation

You have an obligation to refrain from engaging in insider trading. In essence, insider trading is trading on the basis of material, non-public information. Non-public information is information that is generally not available to ordinary investors in the marketplace. You are prohibited from trading on the information for your own accounts, the Company’s benefit, or the benefit of a client. Insider trading may lead to regulatory action, civil liability, and/or criminal penalties.

The Compliance Manual provides a list of the types of information that may be deemed material and may give rise to insider trading. Employees in the following areas are more likely to receive confidential information about a public company in the normal course of their activities and, therefore, should exercise extra caution: Investment Banking, various trading desks, and Research.

You must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

Self-Dealing

You must refrain from using corporate property, information, or position for improper personal gain. You may not ask for or accept from someone doing business with Hilliard Lyons, a discount or other favor made available to you because of your position with the Company. You may not take for yourself a business opportunity that belongs to Hilliard Lyons. You may not make loans to clients or other employees of the Company, except for members of your family. You must obtain prior approval from the Compliance Department before becoming involved in a material transaction with any entity in which you or an immediate family member has a significant personal or financial interest.

Gifts and Business Entertainment

In General

You are prohibited from giving or receiving gifts and gratuities from clients or outside vendors, including services of value, in excess of $100 per person per year to/from any one source outside the Company, unless prior written approval has been obtained from the your supervisor, the Chief Financial Officer, and the Compliance Department. Any gifts given or received in excess of $25.00 must be reported to your supervisor and are required to be entered into a Gift Log.

Absent prior approval, which would be granted only in very limited circumstances, employees are prohibited from receiving monetary gifts in any form (e.g. cash, check) from wholesalers, vendors, or clients. You may not give gifts of cash to other employees under any circumstances; gift cards may be given only if they are not the equivalent of cash and approval is obtained in advance from Human Resources.

Adopted August 2008	4

Ordinary business entertainment is exempted from the gift policy if you are personally acting as the host and the gift/entertainment being given by you would be an appropriate business expense under the Hilliard Lyons Expense Policy. This policy must be followed and requires that any such expenses be submitted on the Hilliard Lyons Expense Reimbursement Form. Further, any gift/entertainment received/given by you should not violate any of the firm’s standards, policies, or the Code of Ethics.

Special Rules for Gifts to and Entertainment of Certain Government Employees

The federal government, various states, and certain local jurisdictions have separate laws and rules restricting the gifts and entertainment that may be provided to their officials and employees. As a result, you must get approval from the Director of the Municipal Department before giving any gifts or providing any entertainment to government employees. Gifts or entertainment given by you to your family members who are government employees are permitted and do not require approval as long as it is solely for a personal purpose and reimbursement from the Company is not being sought.

Special Rules for Gifts to and Entertainment of Certain Union Members

In accordance with the rules set forth by the Department of Labor, you are required to report gifts, entertainment, loans and other payments when certain union or union-affiliated individuals are involved. These reports must be disclosed to the Finance Department on the Hilliard Lyons Expense Reimbursement Form regardless of the dollar amount involved.

Inheritances and Fiduciary Appointments from Clients

You may not accept an inheritance from a client whose financial transactions you have handled, unless the relationship between you and the client was established outside of Hilliard Lyons or the client is your relative. You may not accept appointment as a client’s executor, trustee, or other fiduciary, unless approval has been obtained from the Compliance Department. You should immediately notify the Compliance Department of any outstanding fiduciary appointments to ensure that the Compliance Department has a record of all appointments.

Outside Activities

Other Employment

You are required to request approval from the Compliance Department before engaging in any outside employment. Employment outside of Hilliard Lyons is generally permitted as long as it does not pose a conflict of interest or interfere with your ability to perform your job duties. You must complete an Outside Activity Approval Form to request approval.

Outside Director and Officer Positions

You are required to request approval from the Compliance Department before serving on the Board of Directors of public and private companies and non-profit organizations and before taking an officer position with a company. This sort of activity is generally permitted as long as there are no conflicts of interest. You must complete the Outside Activity Approval Form to request approval.

Adopted August 2008	5

Holding Political/Public Office Positions

You are required to obtain the approval of their supervisor, the Compliance Director, Director of Municipals, and the Chief Operating Officer prior to campaigning for yourself and others or accepting a political or public office position. You may not use Hilliard Lyons’ name or property in such a way that would lead the public to believe that Hilliard Lyons endorses you or others. Campaign activities may not interfere with your job responsibilities.

Political Contributions

Rule G-37 of the Municipal Securities Rulemaking Board places restrictions on the ability of certain financial services employees and firms from making political contributions. Hilliard Lyons prohibits all employees from making contributions or gifts to any candidate or political party or assisting in a political campaign without receiving prior approval from the Compliance Director or Director of Municipals or the Chief Operating Officer. You may not use your spouse, any immediate family member, or any other individual as a conduit for making political contributions or gifts. You are required to complete the Political Contributions Form when seeking approval.

Lobbying, Registration, and Reporting Requirements

You may not, on behalf of or for the benefit of Hilliard Lyons, engage in lobbying activity without the prior approval of the Compliance Department. When lobbying for themselves or another organization, employees should not do so in such a way that could lead the public to believe that Hilliard Lyons endorses you.

Outside Investment Accounts

You and your immediate family members (e.g. spouse, minor children, any family member living in your home and/or financially dependent upon you) are required to maintain personal investment accounts at Hilliard Lyons. You may request an exception from the Compliance Department by completing the Outside Account Disclosure Form; however, an unusual circumstance must present itself in order for an exception to be granted.

Duty to Supervise

Every manager or employee holding a supervisory position at Hilliard Lyons has a duty to supervise those employees that he or she manages to prevent, detect, and report to the Compliance Department any activities inconsistent with the Code of Ethics, the Company’s policies and procedures, and federal and state rules and regulations.

Adopted August 2008	6

Duty to Hilliard Lyons

You have an obligation to comply with this Code of Ethics, internal policies and procedures, and applicable laws and regulations. Internal policies and procedures, laws, and regulations are constantly changing. The Compliance Department will publish changes when they occur; however, it is your responsibility to familiarize yourself with any changes. Fulfilling this obligation is vital to protecting the reputation of Hilliard Lyons and you.

At certain times of the year, you will be asked to review and acknowledge your review of certain departmental manuals as well as this Code of Ethics. In addition, on an annual basis, you will be required to complete the Personal Investment Accounts Disclosure and Acknowledgment Form (see Appendix II).

On a periodic basis, you must complete certain continuing education (CE) requirements. These documents and continuing education modules contain valuable information that has been compiled and organized for the purpose of aiding you in carrying out your job responsibilities. You should set aside a sufficient amount of time for fulfilling these CE responsibilities.

You have an obligation to notify the AML officer of any suspicious activity that could be related to the funding of terrorist activities or potential money laundering. The Suspicious Activity Form is available on the On-line Toolbox under the Compliance Intranet Page; this form allows you to report concerns anonymously to the AML officer.

In accordance with Hilliard Lyons’ reporting obligations, you must notify the Compliance Department immediately if you, or any organization over which you exercise control, become subject to any of the following events:

•	An investigation or finding of a violation by a securities regulator, government agency, financial business, or professional organization

•	A court proceeding involving securities, commodities, insurance, or banking matters

•	An investment-related customer complaint, including a written or oral complaint, civil litigation, or arbitration

•	An arrest, indictment, arraignment, conviction, guilty plea or no contest plea to any felony or misdemeanor (other than a misdemeanor traffic offense)

•

Association with a financial institution (broker dealer, insurance company, etc.) that is suspended or expelled by a regulatory agency, that has resulted in a conviction or plea of no contest to any felony or misdemeanor, or that is subject to a statutory disqualification

•	Voluntary or involuntary termination of employment after allegations of violating investment-related rules and regulations, fraud, wrongful taking of property, or failure to supervise

•	A bankruptcy proceeding or compromise with creditors

•	Denial of a bond from a bonding company

•	Unsatisfied judgments or liens

Adopted August 2008	7

Duty to Regulators

You have a duty to treat regulators with courtesy and respect. How we treat regulators could potentially impact the reputation of Hilliard Lyons as well as the outcome of any regulatory exam. You are required to immediately contact the Compliance Department and the Risk and Regulatory Control Department upon notice of any upcoming regulatory exam and/or upon receipt of any inquiry by a regulator. You are prohibited from responding to any regulatory inquiry without first notifying the Compliance Department and the Risk and Regulatory Control Department.

Regulatory exams are often coordinated by the Compliance Department and/or the Risk and Regulatory Control Department of Hilliard Lyons. It is imperative during an exam that you respond to the requests of regulators in an honest and timely manner. Fulfilling regulatory requests should be high on your list of priorities. You should never falsify records or documents. If regulators express concern about a transaction or product, you have an obligation to advise your supervisor and the Compliance Department so that the matter may be handled in the most appropriate manner possible. How these matters are handled greatly affects the outcome of regulatory exams.

Duty to Competitors and the Marketplace

You have a duty to engage in fair competition. The antitrust laws, which contain criminal and civil penalties, prohibit unfair methods of competition and agreements that restrain the way companies compete. Possible antitrust triggers of which you should be aware include conversations or understandings with competitors about prices, reciprocal business agreements, agreements that limit the other party’s ability to do business with other companies, conditioning the availability of one Hilliard Lyons’ product on the purchase of another Hilliard Lyons’ product, private meetings with competitors not related to legitimate joint business activities, and sharing confidential pricing or other strategic information with an actual or potential competitor as part of an acquisition or other due diligence.

REPORTING OF VIOLATIONS OF THIS HILLIARD LYONS CODE OF ETHICS AND PROFESSIONAL STANDARDS

You are required to promptly report any violations of this Hilliard Lyons Code of Ethics and Professional Standards to the Compliance Department. As an alternative, you may report any violations of this Hilliard Lyons Code of Ethics and Professional Standards to the Director of Human Resources or the Chief Executive Officer. This includes any known or suspected violations committed by other employees of the Company. If preferred, you may report violations in any reasonable anonymous fashion. Failure to report a violation is considered a separate violation of this Hilliard Lyons Code of Ethics and Professional Standards and will result in disciplinary action up to and including termination of your employment. Hilliard Lyons does not tolerate retaliation against employees for reports of alleged code violations that are made in good faith. Retaliation is considered a separate violation of this Hilliard Lyons Code of Ethics and Professional Standards and will result in disciplinary action up to and including the termination of employment of anyone who engages in retaliation.

Adopted August 2008	8

SANCTIONS

The Compliance Department of Hilliard Lyons is responsible for the administration of this Hilliard Lyons Code of Ethics and Professional Standards. On an ongoing basis, the Compliance Department conducts necessary monitoring to ensure that employees are complying with the Hilliard Lyons Code of Ethics and Professional Standards.

If the Compliance Department finds that a violation of the Hilliard Lyons Code of Ethics and Professional Standards has occurred, action taken by the Compliance Department and/or the Human Resources Department will depend on the severity of the violation. Possible actions for violations of this Hilliard Lyons Code of Ethics and Professional Standards include training or enhanced education, written reminders or reprimands, the disgorgement of profits, limitations of certain types of business, suspension of employment, and termination of employment. Any investment transaction executed in violation of the Hilliard Lyons Code of Ethics and Professional Standards may be unwound. Violations and suspected violations of certain securities and criminal laws will be reported to the appropriate authorities as required by applicable law or regulation. This may include, but is not limited to, reporting on the CRD system. Where a violation has occurred, but no abuse is involved and the situation warrants an exception, the Compliance Department and/or the Human Resources Department may determine that no sanctions be imposed.

Adopted August 2008	9

APPENDIX I TO HILLIARD LYONS CODE OF ETHICS AND PROFESSIONAL STANDARDS

PERSONAL INVESTMENT TRANSACTIONS

REPORTING REQUIREMENTS

You are subject to the following reporting requirements:

•

Within 10 days of the date of hire, you must disclose to the Compliance Department a list of your Personal Investment Accounts. This includes any accounts held at Hilliard Lyons and any accounts held outside of Hilliard Lyons. (See Appendix II Personal Investment Accounts Disclosure and Acknowledgment Form.)

•

In general, “Personal Investment Accounts” are those accounts held in your name, your spouse’s name, your minor child’s name, any immediate family member who resides in your household and/or is financially dependent upon you, and in the name of any other individual over which you have influence or control.

•

On a quarterly basis, you must provide a complete report of all Personal Investment Account activity within 30 days after the close of the calendar quarter. For accounts held at Hilliard Lyons, the Compliance Department can access that information directly. For any accounts that have received approval to be held outside of Hilliard Lyons, you must have the outside firm send account statements to the Compliance Department within the timeframe specified above.

•

On an annual basis, you must provide a complete report of your Personal Investment Accounts and certify that you have read the Hilliard Lyons Code of Ethics and Professional Standards. The Compliance Department will publish notice when it is time to provide the annual report and certification. (See Appendix II Personal Investment Accounts Disclosure and Acknowledgment Form.)

•	During the year, you must immediately report to the Compliance Department the opening or closing of any Personal Investment Accounts.

•

In general, you may not maintain a Personal Investment Account outside of Hilliard Lyons. The Compliance Department may grant an exception to this rule upon the demonstration of a hardship involving special circumstances. To request an exception, employees must complete the Outside Account Disclosure Form.

•	You must report any mutual fund holdings or transactions in which Hilliard Lyons serves in the capacity of adviser, sub-adviser, or principal underwriter.

Adopted August 2008	10

RULES FOR TRADING IN PERSONAL INVESTMENT ACCOUNTS

You must comply with the following rules related to trading in Personal Investment Accounts:

•

You and your immediate family members are prohibited from investing in shares of Initial Public Offerings. You may invest in offerings of municipal bonds in an initial public offering if you receive pre-approval from the Director of Municipals and 1) the price paid by any client account is equal to or lower than the price you paid, and 2) your execution of any such purchase is simultaneous with, or after, the execution of any purchases of the same issue for any client account.

•

You may not engage in any private security transactions (e.g. selling away) directly with a client without the written approval of your supervisor and the Compliance Department. You are prohibited from investing in Private Placements without the express prior approval of the Compliance Department and your supervisor. Approval shall only be granted where such actions are consistent with the interests of the accounts and their beneficiaries or owners. Where service as a director is authorized, safeguards, such as a “Chinese Wall”, may be required.

•	You may not act on an investment opportunity without first providing that opportunity to a client for whom such opportunity would be suitable and appropriate.

•	You are prohibited from front-running (i.e. placing your own trades before trades you know you will place in client accounts).

•	You must avoid transactions that involve a conflict of interest or an appearance of a conflict of interest with a client.

•	You may not promote, engage or facilitate a market timing transaction involving open-end mutual fund shares.

•	You may not engage in personal trading that would interfere with your job responsibilities.

•

You may not act upon, disclose or share material non-public information, unless necessary to perform your job duties. You have a duty to prevent access to material non-public information about securities recommendations and client securities holdings and transactions by individuals who do not need the information to perform their duties.

Adopted August 2008	11

SPECIAL RULES FOR TRADING IN PERSONAL INVESTMENT ACCOUNTS FOR HLCM AND HLTC EMPLOYEES, AND SENBANC FUND ACCESS PERSONS

Employees of HLCM, HLTC, and access persons of the Senbanc Fund of the RBB Fund, Inc. (“Senbanc Fund”) must comply with the rules above and the rules below related to trading in Personal Investment Accounts. Employees in the Research Department are not subject to the rules below and instead have a different process.

Pre-Clearance

You must request and receive prior approval before executing any trades in a Reportable Security. (See Appendix III Personal Investment Account Transaction Prior Notification Form.)

A “Reportable Security” includes any security except:

•	Direct obligations of the Government of the United States

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Money market funds

•	Mutual funds, unless Hilliard Lyons acts as the investment adviser, sub-adviser, or principal underwriter of the fund

•	Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds

Blackout Period for HLCM and HLTC

•

Portfolio Managers shall not trade a Reportable Security in a Personal Investment Account on the same day that a trade has been placed in the same security in a discretionary client account. Portfolio Managers must wait until the next business day. Portfolio Managers cannot trade a security if a trade of that same security is contemplated for a discretionary client account.

•

Once a Portfolio Manager has placed a trade in a Reportable Security in a Personal Investment Account, he or she generally should not trade the same security in a client account later that same day, the following business day, or the next business day (i.e. the Blackout Period). However, if circumstances warrant a trade for a client account following a trade in the same security for a Personal Investment Account, the Portfolio Manager is required to notify the Compliance Department immediately so that appropriate action may be taken.

•	Transactions in securities related in value to securities of an account, including warrants, convertible securities, and options shall be restricted in the same manner as the security itself.

•

Personal investment transactions in securities that are in the HLCM Model, on the HLTC Approved List (maintained by the Investment Policy Committee), or transactions in securities that employees know are about to be added to or deleted from the Model or

Adopted August 2008	12

Approved List must be carefully considered to ensure that such transactions are not executed before accounts for which Hilliard Lyons has fiduciary or investment responsibility.

Blackout Period for Access Persons of the Senbanc Fund

Hilliard Lyons advises the Senbanc Fund. Access Persons of the Senbanc Fund are subject to special blackout period trading rules.

•

The Blackout Period for Portfolio Managers of the Senbanc Fund requires Portfolio Managers to avoid trading in a security within seven calendar days before and seven calendar days after a client trades in that security, unless the market capitalization of the issuer at the time of the purchase or sale exceeds $1,000,000,000 and the average daily trading volume of the security during the four-week period preceding the purchase or sale exceeds 1,000,000 shares.

•

Access persons of the Senbanc Fund who are not Portfolio Managers are required to avoid trading in a Personal Investment Account if the same security is contemplated for a client account, unless the market capitalization of the issuer at the time of the purchase or sale exceeds $1,000,000,000 and the average daily trading volume of the security during the four-week period preceding the purchase or sale exceeds 1,000,000 shares.

The requirements above shall not apply to the following:

•	Purchases or sales effected in any account over which you have no direct or indirect influence or control

•	Purchases or sales of securities that are not eligible for purchase or sale by a fund client

•	Purchases or sales which are non-volitional on the part of either you or the fund client

•	Purchases that are part of an automatic dividend reinvestment plan

EXCEPTIONS

The Compliance Department may grant an exception to any of the above restrictions upon demonstration of a hardship involving special circumstances, as long as no abuse is involved.

Adopted August 2008	13

APPENDIX II TO HILLIARD LYONS CODE OF ETHICS AND PROFESSIONAL STANDARDS

Within 10 days of your date of hire and on an annual basis, you must complete and return this form. You must list below any accounts, including family member accounts, held at Hilliard Lyons and any accounts held outside of Hilliard Lyons. For any accounts held outside of Hilliard Lyons, a copy of the most recent account statement should be promptly forwarded to the Compliance Department.

PERSONAL INVESTMENT ACCOUNTS DISCLOSURE

AND ACKNOWLEDGMENT FORM

Personal Investment Accounts Disclosure

I understand that I have an obligation to disclose any Personal Investment Accounts held here at Hilliard Lyons and any held outside of Hilliard Lyons. “Personal Investment Accounts” are defined as those accounts held in my name, my spouse’s name, my minor child’s name, the name of any immediate family member living in my household and/or financially dependent upon me, and any individual’s account over which I have influence or control (excluding client accounts).

The following is a list of my Personal Investment Accounts. (Please exclude any bank accounts. If you do not have any Personal Investment Accounts, please state “None” below.)

Account Number (e.g. 1234-5678)	Account Name (e.g. Individual’s Name, IRA)	Relationship to Account Holder (e.g. Spouse, Child)	Firm Where Account is Held (e.g. Hilliard, XY Firm)

Adopted August 2008	14

Acknowledgment

I certify the following:

•	I have read the Hilliard Lyons Code of Ethics and Professional Standards (“the Code”).

•	I understand that I may direct any questions about the Code to the Compliance Department or Human Resources Department.

•

I understand my responsibilities as outlined in the Code (e.g. duties to clients, avoiding conflicts of interest, duties to Hilliard Lyons, duties to regulators, personal trading rules, reporting requirements, etc).

•

I understand that I am required to report above all accounts that I hold or a family member holds at Hilliard Lyons and outside of Hilliard Lyons. This applies to accounts in my name as well as those that fall within the definition of “Personal Investment Accounts”. I further understand that the trading in these accounts will be reviewed for compliance with the Code and federal securities laws.

•

I understand that I am required to report any violations or suspected violations of the Code to Compliance, the Director of Human Resources, the Chief Executive Officer, or in any reasonable anonymous fashion.

•	I agree to comply with the Code and securities rules and regulations.

•	I will cooperate with the Compliance Department whose job it is to help achieve compliance with the rules established by regulators and Hilliard Lyons.

PRINTED NAME: __________________________________________________________________________________

SIGNATURE: ______________________________________________________________________________________

DATE OF SIGNATURE: ______________________________________________________________________________

JOB TITLE: _______________________________________________________________________________________

LINE OF BUSINESS (Hilliard Lyons, HLCM, or HLTC): ______________________________________________________

HIRE DATE (Only applicable if new hire): _________________________________________________________________

Adopted August 2008	15

APPENDIX III TO HILLIARD LYONS CODE OF ETHICS AND PROFESSIONAL STANDARDS

PERSONAL INVESTMENT ACCOUNT TRANSACTION

PRIOR NOTIFICATION FORM

This form must be signed by 1) Compliance and 2) depending upon the business group you are in, either Hilliard Lyons Capital Management, LLC (Bill Stewart, Angela Purcell, or their designee) or Hilliard Lyons Trust Company, LLC (Don Asfahl, Leslie Coyle, or their designee) before executing any trade in a Personal Investment Account. The Research Department does not follow this procedure and instead has its own special procedures.

•

A Personal Investment Account transaction requiring prior notification must be executed by the end of trading on the day this Form is approved and the information below must remain current. Otherwise, new Approval is required.

Your Name:	Date:

If the investment transaction will be in someone else’s name or in the name of a trust, list the name and the relationship of that person or trust:

_______________________________________________________________________________________________________

•	Account Number: _________________________________________________________

•	Account Type: ________________________________________________________

•	If other than Hilliard Lyons, list the name of the firm (i.e. securities broker-dealer, futures commission merchant) through which the investment transaction will be executed:

________________________________________________________________________

•	Security Information:

Issuer:	CUSIP:

Type:	Symbol:

•

List the maximum number of shares, units or contracts for which prior notification is being given, or the market value or face amount of the securities for which prior notification is being given: ______________________________________

•	Identify the type of investment transaction for which prior notification is being given: Purchase_____ Sale_____ Market Order_____ Limit Order (list the price) ____________

Adopted August 2008	16

•	Are you selling a security that is currently being recommended to clients?

(See the HLCM Model or HLTC Approved List.)

Yes______________                 No______________

•	Do you possess material nonpublic information regarding the security identified above or regarding the issuer of that security (including research)?

Yes______________                 No______________

•	If you are a Portfolio Manager: Has an Advisory Client for which you are responsible purchased or sold this security on the day you plan to execute your personal investment transaction?

Yes______________                 No______________

Portfolio Managers should generally wail until the next business day before placing trades in their personal account.

Trading in your client accounts will be reviewed for the next two business days to monitor for potential front-running.

•	Is the security being acquired in an Initial Public Offering?

Yes______________                 No______________

If Yes, does the security meet the requirements below? Yes _________ No_________

(1) Municipal Bond where the price you paid is not better than the price paid by any client account, and (2) The execution of any such purchase by you is simultaneous with, or after, the execution of any purchases of the same issue for any client account.

•	Are you acquiring or did you acquire Beneficial Ownership of the security in a Private Placement?

Yes______________                 No______________

I have reviewed the Hilliard Lyons Code of Ethics and Professional Standards and believe that this transaction is in compliance.

Employee Signature:	Date Submitted:

Supervisor Approval:	Date Approved:

Compliance Approval:	Date Approved:

Adopted August 2008	17